EXHIBIT 5.1
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                           WEIL, GOTSHAL & MANGES LLP
                                  700 Louisiana
                                   Suite 1600
                              Houston, Texas 77002



                                 August 2, 1996




FirstCity Financial Corporation
6400 Imperial Drive
Waco, Texas 76712

Ladies and Gentlemen:

           We have acted as counsel to FirstCity Financial Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, pertaining to (1) the issuance of up to 230,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), under the FirstCity Financial Corporation 1995 Stock Option and Award Plan (the "1995 Plan") and (2) the issuance of up to 500,000 shares of the Company's Common Stock under the FirstCity Financial Corporation 1996 Stock Option and Award Plan (the "1996 Plan"). Such 230,000 shares of the Company's Common Stock issuable under the 1995 Plan and such 500,000 shares of the Company's Common Stock issuable under the 1996 Plan are herein collectively referred to as the "Shares."

           In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company's Amended and Restated Certificate of Incorporation, the resolutions adopted by the Board of Directors of the Company authorizing the issuance of the Shares pursuant to the 1995 Plan and the 1996 Plan and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.




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           In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

           Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares to be issued by the Company under the 1995 Plan and the 1996 Plan have been duly authorized and, when issued, delivered and paid for pursuant to and in accordance with the terms of the 1995 Plan and the 1996 Plan, as the case may be, will be validly issued, fully paid and non-assessable.

           The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

           The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Such opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, except that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                     Very truly yours,

                                    /s/ WEIL, GOTSHAL & MANGES LLP


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